Exhibit 23(B)
[KPMG LETTERHEAD]
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Inotera Memories, Inc.:
We consent to the use of our report dated January 25, 2006 related to the financial statements of Inotera Memories, Inc., except as to Note 21 (a), Note 21 (b), and Note 24, which are dated as of March 13, 2006, March 17, 2006 and April 6, 2006, respectively, in the Registration Statement on Form F-1 for Qimonda AG and to the reference to our firm under the heading “Experts” in the prospectus contained therein.

KPMG Certified Public Accountants

Taipei, Taiwan (the Republic of China)
August 2, 2006